FUND SERVICES AGREEMENT

BETWEEN

FRANKLIN TEMPLETON SERVICES, LLC

AND

JPMORGAN CHASE BANK, N.A.

SECURITIES SERVICES

jpmorgan.com

Table of Contents

1.	INTENTION OF THE PARTIES; DEFINITIONS	1
1.1.	Intention of the Parties	1
1.2.	Definitions; Interpretation	1

2.	WHAT J.P. MORGAN IS REQUIRED TO DO	5
2.1.	The Services	5
2.2.	No Duty to Monitor Compliance	7
2.3.	No Responsibility for Tax Returns	7
2.4.	Access to J.P. Morgan’s Records	7
2.5.	Compliance with Laws, Regulations and Certain Documents	8
2.6.	Change Control	8
2.7.	Report Corrections	9

3.	INSTRUCTIONS	10
3.1.	Acting on Instructions; Method of Instruction; and Unclear Instructions	10
3.2.	Verification and Security Procedure	11
3.3.	Instructions Contrary to Law/Market Practice/Fund Documents	12
3.4.	Cut-Off Times	12
3.5.	Electronic Access	12
3.6.	Recording of Telephone Communications	13

4.	FEES AND EXPENSES OWING TO J.P. MORGAN	14
4.1.	Fees and Expenses	14

5.	ADDITIONAL PROVISIONS	15
5.1.	Representations of the Customer and J.P. Morgan	15
5.2.	The Customer to Provide Certain Information to J.P. Morgan	15
5.3.	U.S. Regulatory Disclosure; Certain Information of the Customer	16
5.4.	Redistribution of Data from Third Parties	16
5.5.	Intellectual Property Rights	16
5.6.	Insurance	17
5.7.	Confidentiality	17
5.8.	Use of a Party’s Name	19

6.	WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER	19
6.1.	Standard of Care; Liability	19
6.2.	Limitations of Liability	20
6.3.	Force Majeure	21
6.4.	J.P. Morgan May Consult with Counsel	22
6.5.	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result	22

7.	TERM AND TERMINATION	22
7.1.	Term and Termination	22
7.2.	Other Grounds for Termination	22
7.3.	Transition following Termination	23

8.	MISCELLANEOUS	24
8.1.	Notices	24
8.2.	Successors and Assigns	24
8.3.	Entire Agreement and Amendments	24
8.4.	Governing Law and Jurisdiction	24
8.5.	Severability; Waiver; and Survival	25
8.6.	Counterparts	25
8.7.	No Third Party Beneficiaries	25

Annex I List of Funds		26
Annex II Electronic Access		31
Appendix A NAV Error Correction Policy		33

FUND SERVICES AGREEMENT

This agreement, dated January 22, 2020 (this “Agreement”), is between JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”) with a place of business at 70 Fargo Street, Boston, MA 02210 and FRANKLIN TEMPLETON SERVICES, LLC (“FT Services” or the “Customer”) with a place of business at One Franklin Parkway, San Mateo, California 94403.

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1.	Intention of the Parties.

(a)

Each investment company acting on behalf of its respective series or portfolios identified on Annex I (each such series or portfolio, as the case may be, hereinafter referred to as a “Fund”), as may be amended from time to time, and in the case of those investment companies for which no separate series or portfolios are identified on such Annex I, acting for and on behalf of itself (each also a “Fund”) has entered into an investment management agreement with a Franklin Templeton- affiliated investment adviser (an “Adviser/Administrator”) for the provision of investment advisory, fund administration and fund accounting services to the Funds.

(b)

Each Adviser has entered into a subcontract for fund administration services (or substantially similar agreement) with FT Services for the provision of fund administration and fund accounting services to the Funds.

(c)

FT Services desires to retain J.P. Morgan to provide the fund administration and fund accounting Services described hereinafter and hereby appoints J.P. Morgan as a sub-administrator to provide Services to FT Services and the Funds, as described hereinafter, for the period and on the terms set forth in this Agreement.

(d)

J.P. Morgan has agreed to provide such services to the Customer in accordance with this Agreement. J.P. Morgan will be responsible for the performance of only those duties expressly set forth in this Agreement. The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement.

1.2.	Definitions; Interpretation.

(a)	Definitions

As used herein, the following terms have the meaning hereinafter stated:

“1940 Act” means the Investment Company Act of 1940, as amended.

“AML/Sanctions Requirements” means (a) any Applicable Law (including but not limited to the rules and regulations of the United States Office of Foreign Assets Control) applicable to J.P. Morgan, or to any J.P. Morgan Affiliate engaged in servicing the Customer or a Fund under this Agreement, which governs (i) money laundering, the financing of terrorism, insider dealing or other unlawful activities, or the use of financial institutions to facilitate such activities or (ii) transactions involving individuals or institutions which have been prohibited by, or are subject to, sanctions of any governmental authority under such Applicable Law; and (b) any J.P. Morgan policies and procedures reasonably designed to assure compliance with any such Applicable Law.

“Affiliate” with respect to a party means an entity controlling, controlled by or under common control with that party.

“Applicable Law” means any existing or future applicable statute, treaty, rule, regulation or law (including common law and federal, state, and local laws regarding equal employment opportunity, compensation, benefit, immigration, rights of the disabled, privacy, and anti-money laundering) and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental or regulatory entity.

“Authorized Person” means any person who has been designated by written notice from the Customer in the form mutually agreed to by the Customer and by J.P. Morgan (or by written notice in the form as mutually agreed to by the Customer and J.P. Morgan from any agent designated by the Customer, including the Investment Adviser) to act on behalf of the Customer under this Agreement, any person who has been given a User Code by the Customer, or any person authorized by the Customer to receive a User Code from J.P. Morgan. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Cash Account” means any cash account established and maintained by J.P. Morgan pursuant to a custody agreement or deposit account agreement in the name of a Fund (or in another name requested by a Fund) for any and all cash in any currency received by or on behalf of the J.P. Morgan for the account of such Fund.

“Confidential Information” means all non-public information concerning the Customer and/or a Fund which J.P. Morgan receives in the course of providing Services under this Agreement including but not limited to information on portfolio securities owned by a Fund and Personal Information. For the avoidance of doubt, to the extent Data (as defined in Annex II) includes any Confidential Information, such portion of the Data shall be deemed Confidential Information for purposes of this Agreement. Nevertheless, the term Confidential Information does not include (i) information that is or becomes available to the general public other than as a direct result of J.P. Morgan’s breach of the terms of this Agreement, (ii) information that J.P. Morgan develops independently without using the Customer’s or a Fund’s confidential information, (iii) information that J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to the Customer with respect to that information, or (iv) information that the Customer has designated as non-confidential or consented to be disclosed.

“Customer Indemnitees” means the Customer, a Fund and their respective directors, trustees, officers, and employees.

“Dependencies” has the meaning set forth in Section 2.1(e).

“Financial Services Best Practices” means the standards, policies and practices applicable to companies in the financial services industry of comparable size and scope as J.P. Morgan.

“Governing Documents” means, as applicable, the agreement and declaration of trust, certificate of incorporation, bylaws, memorandum of association and articles of association, certificate of formation, limited partnership agreement, limited liability company agreement, investment management agreement or other governing documents of a Fund, as amended from time to time.

“Information Provider” means any person (including a J.P. Morgan Affiliate) who provides software, information or the means of obtaining information on security prices, derivative prices, security characteristics data, market reference data derivative prices, foreign exchange, credit ratings, performance measurement or any other information obtained by J.P. Morgan in connection with the Services (including index return providers, security characteristics providers, and value-at-risk providers).

“Instruction” means an instruction that has been verified in accordance with the Security Procedure or, if no Security Procedure is applicable, that J.P. Morgan believes in good faith and in satisfaction of J.P. Morgan’s Standard of Care to have been given by an Authorized Person.

“Intellectual Property Rights” means any and all rights arising under or deriving from any patent. copyright, trademark, trade secret or other form of intellectual property in the United States and throughout the world, including any application or right to apply for registration of, or assert or waive, any such rights.

“Investment Adviser” means any person or entity appointed as investment adviser, investment manager, general partner, or managing member of a Fund, if applicable, or in a similar capacity, in accordance with the Governing Documents.

“Investment Decisions” means decisions in relation to buying, selling or holding any investment, engaging or removing an investment manager, emulation, rebalancing, asset allocation, hedging, treasury or risk management, or any other trading or investment decision.

“J.P. Morgan Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan.

“J.P. Morgan Indemnitees” means J.P. Morgan, J.P. Morgan Affiliates that provide Services in connection with this Agreement, and their respective, directors, officers and employees.

“J.P. Morgan’s Standard of Care” has the meaning set forth in Section 6.1(a) of this Agreement.

“Key Performance Indicators” has the meaning set forth in the SLD.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on a party’s own income), or expenses of any kind whatsoever (whether actual or contingent and including, without limitation, reasonable attorneys’, accountants’, consultants’ and experts’ fees and disbursements reasonably incurred; provided that, fees due in accordance with this Agreement that are subject to bona fide dispute shall not be considered Liabilities until the completion of the mutually agreed upon invoice dispute resolution process between J.P. Morgan and the Customer).

“Offering Documents” means, as applicable the Registration Statement, prospectus, offering memorandum, statement of additional information, and any other offering documentation of the Funds, as supplemented, updated or amended from time to time.

“Personal Information” or “PI” means any information that alone or in conjunction can be used to identify an individual or relates to an identifiable individual. Notwithstanding the foregoing “Personal Information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

“Registration Statement” means the registration statement on Form N-1A, Form N-2 or Form N-14 of a Fund, filed under the Securities Act of 1933 (as amended) and 1940 Act , as amended or supplemented, updated or amended from time to time.

“Reports” means the reports issued by J.P. Morgan in connection with the provision of the Services.

“Security Incident” means any confirmed, unauthorized or unlawful destruction, loss, alteration or disclosure of or access to a Fund’s or Customer’s Confidential Information that involves J.P. Morgan, a J.P. Morgan Affiliate or a Subcontractor in connection with the provisions of Services.

“Security Procedure” means the applicable security procedure to be followed by the Customer (and its Authorized Persons) upon the issuance of an instruction and/or by J.P. Morgan upon receipt of an instruction, so as to enable J.P. Morgan to verify that an instruction is authorized. The applicable Security Procedure for different types of instructions may be set forth in SLD in effect from time to time with respect to the Services set forth in this Agreement or in separate documentation, and may be updated by J.P. Morgan from time to time upon mutual agreement by J.P. Morgan and the Customer. A Security Procedure may, without limitation, involve the use of User Codes, dual-factor authentication, telephone call backs, or third party utilities.

“Service Credit” has the meaning set forth in the SLD.

“Service Level” means any of the quantitative performance standards set forth in service level documentation (“SLD”), as agreed from time to time by the parties, to assess the performance of the Services.

“Services” means the services and Reports provided to the Customer as agreed upon by the parties in advance and in writing from time to time (“Service Description”).

“Shareholder” means a holder of Shares.

“Shares” means the securities as defined in the Securities Act of 1933 (as amended) issued by a Fund.

“Subcontractor” means any person other than a J.P. Morgan Affiliate or an Information Provider to whom J.P. Morgan subcontracts the provision of any part of the Services.

“Underlying Funds” has the meaning set forth in Section 5.1(b).

“User Code” means a password, digital certificate, identifier (including biometric identifier), security device, algorithm, encryption or other similar procedure used by the Customer or an Authorized Person to access J.P. Morgan’s systems, applications or products or to issue Instructions to J.P. Morgan.

(b)	Interpretation

(i)	Headings are for convenience of reference only and shall not in any way form part of or affect the construction or interpretation of any provision of this Agreement.

(ii)

Unless otherwise expressly stated to the contrary herein, references to Articles and Sections are to Articles and Sections of this Agreement and references to paragraphs are to paragraphs of the Sections in which they appear.

(iii)

Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa) use of the term “including” shall be deemed to mean “including but not limited to” and references to appendices and numbered sections shall be to such addenda and provisions herein.

(iv)

Unless the context requires otherwise, any reference to a statute or a statutory provision shall include such statute or provision as from time to time modified to the extent such modification applies to any service provided hereunder. Any reference to a statute or a statutory provision shall also include any subordinate legislation made from time to time under that statute or provision.

(v)

The Annexes to the Agreement are incorporated herein by reference and form part of the Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement. If and to the extent that there is an inconsistency between the terms of the body of the Agreement and its Annexes, the terms of the body of the Agreement shall prevail unless expressly stated otherwise.

2.	WHAT J.P. MORGAN IS REQUIRED TO DO

2.1.	The Services.

(a)

The Customer hereby appoints, and beginning on the effective date indicated in the preamble of this Agreement, J.P. Morgan agrees to act as sub-administrator of and to provide the Services to the Customer in accordance with and subject to the terms of this Agreement. J.P. Morgan shall retain the right to employ Subcontractors to provide or assist it in the provision of any part of the Services stated herein or the discharge of any other obligations or duties under this Agreement provided that J.P. Morgan shall provide the Customer with a list of its current Subcontractors and shall provide advance notice to notify the Customer to the extent any new Subcontractors are added to such list. If any Subcontractor added to the list is an asset manager considered by the Customer to be a competitor of the Customer, the Adviser/Administrator or the Funds (a “Competitor/Subcontractor”), J.P. Morgan and Customer will consult with each other regarding whether an information barrier between the Customer’s and/or a Fund’s Confidential Information and such Competitor/Subcontractor can be established or whether a more suitable Subcontractor could be used to provide the services that are proposed to be allocated to the Competitor/Subcontractor. If J.P. Morgan determines (i) that there is no alternative to J.P. Morgan’s use of the Competitor/Subcontractor and (ii) that it is not commercially reasonable to establish an information barrier between the Customer’s and/or a Fund’s Confidential Information and such Competitor/Subcontractor, the Customer shall have the right to amend or terminate the relevant portion of this Agreement and any related fee schedule that applies to the services to be provided by the Competitor/Subcontractor, subject to agreement between Customer and J.P. Morgan regarding such amendment or partial termination. Subject to Section 2.1.(e)(viii), J.P. Morgan shall be responsible for the acts and omissions of any such Subcontractor so employed as if J.P. Morgan had committed such acts and omissions itself. J.P. Morgan shall be responsible for the compensation of its Subcontractors, unless otherwise expressly agreed in writing by the parties. J.P. Morgan will maintain throughout this Agreement a due diligence and third party oversight program that meets regulatory requirements applicable to J.P. Morgan and use reasonable care in the selection and retention of any Subcontractor.

(b)

In providing the Services, J.P. Morgan is performing an administrative function for the Customer and is acting solely as agent for the Customer and not as a fiduciary for the Customer, a Fund, the Investment Adviser, any Shareholder or any other third party with respect to the Services, even if J.P. Morgan or a J.P. Morgan Affiliate separately acts in a fiduciary capacity with respect to the Customer. The Customer is responsible for determining that the Services are appropriate for the Customer’s or Fund’s use.

(c)

The Customer acknowledges that J.P. Morgan is not making any recommendation or providing any legal, tax or investment advice in providing the Services. The Customer agrees that the provision of Reports by J.P. Morgan will not be taken in any way to constitute advice from J.P. Morgan as to any matter including Investment Decisions.

(d)

The Customer acknowledges and agrees (i) that J.P. Morgan will make use of various calculation methodologies and assumptions in performing the Services and preparing the Reports, (ii) that it has had an opportunity to make inquiries regarding such methodologies and assumptions, (iii) to J.P. Morgan’s use of such methodologies and assumptions in preparing the Reports and performing the Services, whether or not the Customer availed itself of the opportunity to make inquiries, and (iv) that J.P. Morgan may rely on such methodologies and assumptions for the valuation of holdings, and that any such valuation an is indicative value and does not indicate the actual terms on which the holding could be liquidated.

(e)

The Customer agrees that J.P. Morgan’s ability to provide the Services and comply with the terms of this Agreement is dependent upon the performance of actions or obligations by the Customer, a Fund, the Investment Adviser, or by any person (other than J.P. Morgan) (the “Dependencies”). In any period during which the Dependencies are not met, the parties will cooperate to ensure that such period is kept as short as reasonably possible and J.P. Morgan will use commercially reasonable efforts to provide the Services, provided that J.P. Morgan shall not be obliged to incur additional costs to do so. The Dependencies are as follows:

(i)	the Customer, a Fund or the Investment Adviser performing any responsibility set forth in any service-level document or any other documents agreed between the parties from time to time;

(ii)

the Customer, a Fund, the Investment Adviser and other service providers of the Customer or the Investment Adviser whose cooperation is reasonably required in order for J.P. Morgan to provide the Services, providing such cooperation, information, documentation, data, notice and Instructions to J.P. Morgan promptly, accurately, adequately and completely and in accordance with any agreed formats or timelines to allow J.P. Morgan to provide the Services;

(iii)

any information provided to J.P. Morgan by or on behalf of the Customer, a Fund or the Investment Adviser, or which was prepared or maintained by the Customer, a Fund or Investment Adviser, or any third party (other than a sub-contractor of J.P. Morgan) on their behalf, being authorized, accurate and complete;

(iv)

the continuation in force of all agreements between the Customer, a Fund or the Investment Adviser, as applicable, and any third party provider, upon which J.P. Morgan relies in providing the Services and which are not being provided by a J.P. Morgan Affiliate;

(v)	any warranty, representation, covenant or undertaking made by the Customer under this Agreement being and remaining true and correct at all times;

(vi)

communications systems in respect of activities which interface with the Services being and remaining fully operational (whether such systems are operated by the Customer, a Fund, the Investment Adviser or a third party (as instructed by the Customer or the Investment Adviser));

(vii)	markets on which a Fund’s securities or derivatives are traded are operating normally, and no cessation or suspension of trading of any securities or derivatives held by a Fund on any market;

(viii)	any information provided to J.P. Morgan by any Information Provider being accurate and complete; and

(ix)	any data that is transitioned to J.P. Morgan prior to the time it begins to provide the Services being accurate and complete.

2.2.	No Duty to Monitor Compliance.

Each party hereto acknowledges J.P. Morgan, in its capacity as the provider of any of the Services, does not have any obligation or duty to monitor or enforce the compliance of the Customer, its Authorized Persons, a Fund, the Investment Adviser or any other third party with any restriction or guideline imposed on the Customer, a Fund or the Investment Adviser by the Governing Documents, Offering Documents, or any other document, or by law or regulation or otherwise with regard to the Customer, a Fund or the Investment Adviser. Notwithstanding the foregoing, J.P. Morgan in its capacity as provider of any of the Services will use its best efforts to notify the Customer when it has knowledge that an Instruction violates any restriction or guideline imposed on a Fund, the Customer, the Investment Adviser by the Governing Documents or the Offering Documents, provided that J.P. Morgan shall have no liability for its failure to notify the Customer of any such violation.

2.3.	No Responsibility for Tax Returns.

While J.P. Morgan may provide the Customer with information regarding taxable events in the United States in relation to the Customer or the Funds, other than those reports or returns listed in the Service Description, J.P. Morgan is not responsible for preparing or filing any tax reports or returns on behalf of the Customer, a Fund, the Investment Adviser, or the Shareholders unless separately agreed by the parties hereto in writing.

2.4.	Access to J.P. Morgan’s Records.

(a)

J.P. Morgan will, upon reasonable written notice, allow the Customer and the Investment Adviser (and/or the Customer’s or a Fund’s auditors and independent public accountants and appropriate regulatory authority if required for their examination of books and records pertaining to the Customer’s or a Fund’s affairs) reasonable access during regular business hours to the records of J.P. Morgan relating to the Customer and the Funds.

(b)	The Customer shall reimburse J.P. Morgan for the reasonable cost of copying, collating and researching archived information (as may be mutually agreed upon at the time).

(c)

During the performance of this Agreement and for any period as required by Applicable Law after the completion of this Agreement, J.P. Morgan will maintain complete, accurate and auditable records pertaining to this Agreement, including all books and records which J.P. Morgan is required to maintain pursuant to Applicable Law. All such books and records maintained by J.P. Morgan shall be maintained in a form acceptable under Applicable Law as it applies to J.P. Morgan in its capacity as provider of the Services. Subject to Section 2.4.(b), during the term of this Agreement and for a period of at least three (3) years after the termination of this Agreement, J.P. Morgan will, upon reasonable written notice, allow the Customer reasonable access during normal working hours to the records of J.P. Morgan relating to the Services.

(d)

Within 30 days of receiving the Customer’s request and at least annually, J.P. Morgan will send to the Customer a copy of J.P. Morgan’s Service Organizational Control (SOC) 1 reports (or any successor reports) prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16). In addition, from time to time as requested, J.P. Morgan will furnish the Customer a “gap” or “bridge” letter that will address any material changes that might have occurred in J.P. Morgan’s controls covered in the SOC Report from the end of the SOC Report period through a specified requested date.

(e)

If, as a result of a review of J.P. Morgan’s records pertaining to the Services, a party believes the Customer has been overcharged or undercharged for a Service, such party shall notify the other and a request a joint review of the relevant records, to determine whether an overcharge or undercharge has occurred, its extent and agree on a reconciliation plan which may, but is not required to and will not necessarily, include a credit against future charges.

2.5.	Compliance with Laws, Regulations and Certain Documents.

(a)

J.P. Morgan will, in the performance of the Services, comply with Applicable Law that applies to J.P. Morgan in its provision of the Services. The Customer shall comply with Applicable Law in the United States, Cayman Islands, and Bermuda to the extent applicable, and in each jurisdiction that the Customer or a Fund, as applicable, conducts business or offers Shares, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services or the marketing of the Customer or a Fund, as applicable.

(b)

J.P. Morgan is not responsible and shall not be liable for any Liabilities incurred or suffered by any person, whether on their own account or for the account of the Customer or a Fund, as a result of the failure of the Customer, its Authorized Persons, a Fund, the Investment Adviser or any other third party to comply with the Applicable Laws of any country or jurisdiction in which Shares are offered.

(c)

J.P. Morgan shall obtain and maintain all necessary approvals, licenses, consents, permits or authorizations of any person or entity, or any notice to any person or entity, the granting of which is required by Applicable Law applicable to J.P. Morgan for the provision of the Services.

(d)

J.P. Morgan shall promptly notify the Customer of any change in Applicable Law of which it determines will have a material impact on the provision of the Services or the performance of J.P. Morgan’s obligations under this Agreement by submitting a Change Request pursuant to Section 2.6 of this Agreement.

(e)

J.P. Morgan will promptly disclose the occurrence of any material compliance violations of any Applicable Law by J.P. Morgan, a J.P. Morgan Affiliate or Subcontractor in the course of performing the Services, provided J.P. Morgan becomes aware of such material violation. J.P. Morgan shall further cooperate with a Fund in the exercise of their oversight responsibilities under Rule 38a-1 of the 1940 Act with respect to J.P. Morgan in its role as sub-sub-administrator to a Fund.

2.6.	Change Control.

(a)

If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services) (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the other party, specifying in as much detail as is reasonably practicable the nature of the Change. A Change Request, and any related changes to the fees, also may be submitted to document a Change that was previously agreed to or performed by J.P. Morgan.

(b)

Promptly following the receipt of a Change Request, the parties shall agree in writing whether to implement the Change Request, whether implementation of the Change Request should result in a modification of the fees contemplated by Section 4.1, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request. If J.P. Morgan submits a Change Request and if such Change Request results in additional costs or expenses to the Customer, the parties shall agree in writing whether implementation of such Change Request should result in a fee credit or reimbursement for such costs or expenses affecting the Customer.

(c)

If a change to Applicable Law requires a Change, the parties shall follow the processes set forth in this Section to initiate a Change Request. If the change in Applicable Law results in a change to the Services, or an increase in J.P. Morgan’s costs or risk associated with provision of the Services, J.P. Morgan shall be entitled to propose an appropriately reasonable and proportionate increase in the fees. Any such increase in fees shall be subject to the parties’ mutual consent. For the avoidance of doubt, J.P. Morgan shall not be required to implement a Change required by Applicable Law, and may cease to provide the affected Service, unless both parties have agreed on the relevant fees. J.P. Morgan shall bear its own costs with respect to implementing a Change Request based upon a change to Applicable Law, except that:

(i)

If mutually agreed upon by the parties in writing, J.P. Morgan may charge the Customer for any reasonable and necessary changes to software that have been developed or customized for the Customer or a Fund.

(ii)

If mutually agreed upon by the parties in writing, J.P. Morgan may charge the Customer for any reasonably agreed upon changes required as a result of the change in Applicable Law affecting the Customer or a Fund in a materially different way than it affects J.P. Morgan’s other customers, or which the Customer or a Fund wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

(d)

The parties agree that subject to the terms of this Agreement (including for the avoidance of doubt this Section 2.6) additional entities may become party to this Agreement by the parties signing a joinder to this Agreement.

2.7.	Report Corrections.

J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of a Fund shall be subject to the NAV correction policy and procedures as set forth in Appendix A hereto.

2.8.	Service Credit Regime

(a)	Subject to the terms and conditions of this Agreement for the Services, J.P. Morgan will perform its obligations to adhere to the Key Performance Indicators.

(b)

Beginning 6 (six) months after the date of this Agreement, if J.P. Morgan fails to meet any Key Performance Indicator, and not due to any of the circumstances set forth in Sections 6.2. and 6.3., J.P. Morgan shall pay the Customer, a Service Credit if required by the SLD.

(c)	Service Credits shall be recovered by the Customer as a credit against the next invoice for charges.

2.9	Evolution of Services

Throughout the term of this Agreement, J.P. Morgan will seek to improve the quality, efficiency and effectiveness of the Services, and to generally keep pace with technological advances. In this regard, J.P. Morgan will seek to identify best practices, train its personnel in new techniques and technologies that have been implemented by J.P. Morgan and to continue to make appropriate investments in the tools, infrastructure and other resources used to provide the Services. J.P. Morgan and the Customer will meet annually to conduct a formal review of the Services, and discuss how J.P. Morgan can assist the Customer in supporting evolving business and competitive needs. Any changes to the Services or, as applicable, any Service Levels will be subject, where appropriate, to the Change process outlined in Section 2.6 herein.

2.10	Compatibility

To the extent that the Customer makes J.P. Morgan aware of certain compatibility requirements, J.P. Morgan shall use reasonable commercial efforts to ensure compatibility among the Services and the systems, technical environment, operational processes and standards of the Customer and J.P. Morgan, provided, however, that (i) if, due to bespoke elements or customization of the Customer’s systems or technical environment, there will be a material incremental cost to J.P. Morgan to comply with the compatibility requirements, the matter shall be addressed through the Change process outlined in Section 2.6 of this Agreement, and (ii) J.P. Morgan will not be required to make any Changes hereunder that do not align with prevailing industry practice or that J.P. Morgan, in its sole discretion, does not determine to be strategic to its business. Subject to Section 2.6 of this Agreement, J.P. Morgan shall reasonably cooperate with the Customer’s vendors to ensure, to the extent practicable, integration of any third party systems where the Customer procures third party services on behalf of the Customer.

2.11	Personnel

(a)

J.P. Morgan will use personnel that are appropriately qualified and experienced with respect to the provision of the Services. J.P. Morgan’s personnel shall comply with the Customer’s policies at times when they are on the Customer’s premises or accessing the Customer’s systems, to the extent that the Customer advises the relevant personnel of those policies. The Customer shall cause each Authorized Person to comply with applicable J.P. Morgan policies while on J.P. Morgan premises or accessing J.P. Morgan systems.

(b)

J.P. Morgan will maintain as part of its standard hiring practices a requirement to perform background checks with respect to J.P. Morgan personnel and for its Subcontractors to perform background checks. J.P. Morgan will conduct adequate background screenings based on applicable regulatory requirements on all J.P. Morgan personnel and contract workers who will provide Services to the Customer to ensure that (i) any J.P. Morgan personnel or contract workers have not been convicted of any criminal offense involving dishonesty, breach of trust or money laundering, and have not agreed to enter into a pretrial diversion or similar program in connection with a prosecution for such offense, and (ii) J.P. Morgan has conducted drug screening on all J.P. Morgan personnel and contract workers who will provide Services to the Customer or will conduct subsequent screening if there is a reasonable basis to believe such J.P. Morgan personnel or contract worker has a recurring drug abuse or dependency issue. J.P. Morgan or its Subcontractors will conduct pre-employment screenings of all new J.P. Morgan personnel and contract workers who will provide Services to the Customer in a manner consistent with J.P. Morgan’s pre-employment screening policies and procedures.

3.	INSTRUCTIONS

3.1.	Acting on Instructions; Method of Instruction; and Unclear Instructions.

(a)	The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it or as documented in the SLD. The Customer is solely responsible for the accuracy and completeness of Instructions, their proper delivery to J.P. Morgan, for updating such Instructions as may be necessary to ensure continued accuracy and completeness, and for monitoring their status. J.P. Morgan will not be responsible for any Liabilities resulting from the Customer’s failure to perform these responsibilities. The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any actions or omissions taken in accordance with any Instruction, except to the extent that such Liabilities are caused by the fraud, negligence, bad faith, or willful misconduct of the J.P. Morgan Indemnitee in the manner in which it carries out the Instruction.

(b)

To the extent possible, Instructions to J.P. Morgan shall be sent via an encrypted, electronic means using technology consistent with industry standards, or a trade information system acceptable to J.P. Morgan.

(c)

J.P. Morgan shall promptly notify an Authorized Person, if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may reasonably decline to act upon an Instruction if it does not receive missing information, clarification or confirmation satisfactory to it but J.P. Morgan shall promptly notify the Customer of its decision not to act upon an Instruction, which notification may be in the form of a rejection automatically generated by the relevant systems. J.P. Morgan will not be liable for any Liabilities arising from any reasonable delay in carrying out any such Instruction while it seeks any such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive such missing information, clarification or confirmation satisfactory to it, unless the Liability in question results from J.P. Morgan’s failure to meet J.P. Morgan’s Standard of Care

3.2.	Verification and Security Procedure.

(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedure with respect to the delivery or authentication of Instructions.

(b)

The Customer acknowledges that the Security Procedure is designed to verify the authenticity of, and not to detect errors in, instructions. The Customer shall promptly notify J.P. Morgan if it does not believe that any relevant Security Procedure is commercially reasonable, and its adherence to any Security Procedure without objection constitutes its agreement that it has determined the Security Procedure to be commercially reasonable. J.P. Morgan shall notify the Customer in advance of any material changes to the Security Procedures.

(c)

The Customer and its Authorized Persons are solely responsible for ensuring that the User Codes are reasonably safeguarded and known to and used by only the respective Authorized Persons to whom such User Codes apply. If (i) the User Codes are (or the Customer or its relevant Authorized Person reasonably believes that the User Codes may be) lost, stolen, damaged, altered, unduly disclosed, or compromised, (ii) the Customer’s or any Authorized Persons’ access to J.P. Morgan’s systems, applications or products, or any third party messaging platform through which the Instructions are transmitted, is revoked or suspended, or (iii) the Customer or an Authorized Person reasonably suspects any technical or security failure relating to any systems, applications or products of J.P. Morgan or any third party messaging platform through which the Instructions are transmitted, the Customer shall immediately cease using such system, application, product or platform and promptly notify J.P. Morgan.

3.3.	Instructions Contrary to Law/Market Practice/Fund Documents.

J.P. Morgan need not act upon Instructions that it reasonably believes (acting in accordance with Section 6.1.(a)) to be contrary to Applicable Law, the Governing Documents, the Offering Documents or market practice and will not be responsible for any Liabilities resulting from not acting upon such Instruction. Notwithstanding the foregoing, J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law, the Governing Documents, the Offering Documents or market practice. In the event that J.P. Morgan does not act upon such Instructions, J.P. Morgan will, to the extent permitted by Applicable Law, promptly notify the Customer and allow the Customer an opportunity to provide a valid instruction.

3.4.	Cut-Off Times.

J.P. Morgan has established cut-off times for receipt of Instructions, which have been made available to the Customer and Investment Advisor. If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable thereafter, unless otherwise specified in the applicable SLD.

3.5.	Electronic Access.

(a)

Access by the Customer and the Investment Advisor to certain systems, applications or products of J.P. Morgan shall be governed by this Agreement and the terms and conditions set forth in Annex II Electronic Access. The Customer and its Authorized Persons shall use User Codes to access J.P. Morgan’s systems, applications or products unless otherwise agreed by J.P. Morgan.

(b)

J.P. Morgan will implement and maintain a written information security program, in compliance with all applicable foreign, federal, state and local laws and regulations (including any similar international laws) applicable to J.P. Morgan as a service provider to the Customer, that contains reasonable and appropriate security measures designed to safeguard the Confidential Information (including Personal Information of the Customer’s and Funds’ shareholders, employees, trustees, directors and/or officers) that J.P. Morgan, any J.P. Morgan Affiliate or Subcontractor receives, stores, maintains, processes, transmits or otherwise accesses in connection with the provision of Services hereunder. In this regard, J.P. Morgan will establish and maintain policies, procedures, and technical, physical, and administrative safeguards consistent with Financial Services Best Practices, designed to (i) protect the security and confidentiality of all Confidential Information (including Personal Information) that J.P. Morgan and a J.P. Morgan Affiliate receives, stores, maintains, processes or otherwise accesses in connection with the provision of Services hereunder, (ii) protect against any reasonably foreseeable threats or hazards to the security or integrity of Confidential Information (including Personal Information), (iii) protect against unauthorized access to or use of Confidential Information (including Personal Information), (iv) maintain reasonable procedures to detect and respond to any internal or external security breaches; (v) implement procedures to provide for the appropriate deletion or disposal of Confidential Information and Personal Information where operationally feasible and unless laws and regulations applicable to J.P. Morgan require a longer retention period; (vi) maintain a full suite of information risk and security policies, standards and procedures, which are consistent with industry standard frameworks and best practices and designed to meet industry best practice and the requirements of global regulators.; and (vii) encrypt in transit and at rest Confidential Information. J.P. Morgan may in its discretion provide training or information on best practices to the Customer from time to time but in so doing it will not be considered a consultant or advisor with respect to cybersecurity.

(c)

J.P. Morgan will monitor and review its information security program and revise it, as necessary and in its sole discretion, to ensure it appropriately addresses any reasonably foreseeable and applicable legal and regulatory requirements. J.P. Morgan shall periodically test and audit its information security program. If J.P. Morgan accesses the Customer’s computer system, J.P. Morgan agrees to provide such information security as is commercially and reasonably necessary to prevent the unauthorized use or disruption of the Customer’s computer system.

(d)

J.P. Morgan shall respond to the Customer’s reasonable requests for information concerning J.P. Morgan’s information security program and, upon request, J.P. Morgan will provide a high-level summary of its applicable policies and procedures, to the Customer, to the extent it is able to do so without divulging sensitive, proprietary, or J.P. Morgan’s confidential information. Upon reasonable request, J.P. Morgan shall discuss with the Customer the information security program of J.P. Morgan and/or provide a high-level presentation summarizing such program. J.P. Morgan also agrees, when requested (such request not to occur more often than once every two (2) years), to complete any security questionnaire provided by the Customer and return it in a commercially reasonable period of time. The Customer acknowledges that certain information provided by J.P. Morgan, including internal policies and procedures, may be proprietary to J.P. Morgan, and agrees to protect the confidentiality of all such materials it receives from J.P. Morgan under the terms of this agreement. J.P. Morgan agrees (i) to resolve any applicable control deficiencies that do not meet the standards established by federal and state privacy and data security laws, rules, regulations related to J.P. Morgan’s information security program, and (ii) to discuss with Customer any applicable control deficiencies that do not meet industry standards related to J.P. Morgan’s information security program, in either case as identified through the completion of the questionnaire or otherwise.

(e)

J.P. Morgan shall notify Customer without undue delay in the event that J.P. Morgan confirms a Security Incident and provide details regarding a Security Incident, unless otherwise prohibited by Applicable Law or otherwise instructed by a law enforcement or supervisory authority. J.P. Morgan will take reasonable steps to mitigate the effects of the Security Incident and reasonably cooperate with Customer in investigating the Security Incident.

(f)

The Customer will maintain written cybersecurity policies and procedures which implement commercially reasonable administrative, technical, and physical safeguards that are aligned with industry security standards and that, among other things, protect against anticipated threats or hazards to the security or integrity of their respective systems and data. Such cybersecurity policy and procedures shall require that all Confidential Information be encrypted in transit and at rest.

(g)	This provision will survive termination or expiration of the Agreement in accordance with Section 5.7.(g).

(h)	The Customer and J.P. Morgan will be responsible for the obtaining, proper functioning, maintenance and security of its own services, software, connectivity and other equipment.

3.6.	Recording of Telephone Communications.

Either party may record any of their telephone communications.

4.	FEES AND EXPENSES OWING TO J.P. MORGAN

4.1.	Fees and Expenses.

(a)

The Customer will pay J.P. Morgan for the Services such fees as may be agreed upon by the parties in advance and in writing from time to time, together with J.P. Morgan’s reasonable out-of-pocket expenses or incidental expenses, including, market data charges, pricing vendors charges, and costs incurred by J.P. Morgan in determining the value of assets. In addition to the fees provided for in the immediately preceding sentence, the Customer shall be responsible for the payment of all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority on or in respect of the Customer or a Fund, which are incurred by J.P. Morgan with regard to the Services. Upon request by the Customer, J.P. Morgan shall provide the Customer with receipts, invoices or other appropriate written evidence reasonably satisfactory to the Customer confirming any expense for which payment or reimbursement is being sought under this Section.

(b)

J.P. Morgan may propose reasonable amendments to the fees at any time (subject to advance notice and Customer agreement) should either (i) the Funds’ actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop J.P. Morgan’s fee proposal or (ii) the Customer’s service requirements change, or (iii) there is a change in Applicable Law that results in a change to the Services, or an increase in J.P. Morgan’s costs or risk associated with provision of the Services, as set forth in further detail in Section 2.6(c) hereof. If such amendments are mutually satisfactory, the fee schedule will be amended accordingly. For the avoidance of doubt, J.P. Morgan may cease to provide the affected Service upon the passing of a reasonable period of time to allow the Customer to transition such Services to another service provider if the parties are not able to mutually agree on such amendments.

(c)

Invoices will be payable within sixty (60) days following receipt of the invoice. If the Customer disputes an invoice, it shall nevertheless pay, on or before the date that payment is due, such portion of the invoice that is not subject to a bona fide dispute. J.P. Morgan may deduct amounts invoiced from the Cash Account except such portion of the invoice that the Customer has objected to in writing within sixty (60) days of the date of invoice (or such other period as the parties may agree in writing or other agreed to communication detailed in the SLD). J.P. Morgan agrees that this provision applies to each applicable Fund separately and that under Applicable Law J.P. Morgan may not exercise such rights against the assets of any Fund to satisfy the Liabilities of another Fund. Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts except such portion of the invoice that the Customer has objected to within sixty (60) days following the receipt of the invoice (or such other period as the parties may agree in writing) from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts, which shall be notified to the Customer at the relevant time.

(d)

If Customer requests that J.P. Morgan repeat its performance of any of the Services, other than as a result of an error by J.P. Morgan, then Customer shall compensate J.P. Morgan at the relevant rates mutually agreed upon by the parties for such Services in accordance with Section 4.1.(a).

(e)

The Customer shall compensate J.P. Morgan at its customary hourly rates, for any additional work required to re-process any incorrect or incomplete information, or for remediation efforts needed to correct any error in information, transitioned to it from or at the direction of the Customer, a Fund, the Investment Advisor or a prior administrator.

5.	ADDITIONAL PROVISIONS

5.1.	Representations of the Customer and J.P. Morgan.

(a)

The Customer represents, warrants and covenants that (i) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, (iii) to the best of Customer’s knowledge, there is no material administrative, civil or criminal proceeding pending against the Customer or the Investment Adviser, (iv) except for the representations outlined in Section 5.1.(b), it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan, and (v) no Instruction by the Customer or its Authorized Persons will knowingly contravene Applicable Law. J.P. Morgan may rely upon the representations or certification of such other facts as may be required to administer J.P. Morgan’s obligations under this Agreement.

(b)

J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) to the best of J.P. Morgan’s knowledge, there is no material administrative, civil or criminal proceeding pending against J.P. Morgan which would have a material effect on the provision of the Services; (iv) any and all information J.P. Morgan provided to Customer or its representatives in connection with the Customer’s evaluation of J.P. Morgan’s experience and capabilities to provide the Services was at the time it was provided true, correct and complete in all material respects; and (v) it has established and maintains and enforces written policies and procedures reasonably designed to prevent material and intentional violations of Applicable Law relating to J.P. Morgan’s duties as a service provider hereunder, including U.S. federal securities laws prohibiting unlawful use and disclosure of material, non-public information regarding an issuer (such as a Fund) or a security (such as a Fund’s shares). To the extent permitted by Applicable Law, J.P. Morgan makes no representations or warranties of any kind, whether express or implied, concerning any of the Reports or the Services.

5.2.	The Customer to Provide Certain Information to J.P. Morgan.

(a)

The Customer shall provide to J.P. Morgan a copy of a Fund’s Governing Documents and Offering Documents. Customer also shall provide to J.P. Morgan a copy of any amendments to a Fund’s Governing Documents and Offering Documents. If any such amendment is inconsistent with the terms and conditions of this Agreement, J.P. Morgan shall not be required to act in accordance with the amendment until the Change Control process in Section 2.6 has been completed.

(b)

The Customer will promptly provide J.P. Morgan such other information as J.P. Morgan may reasonably request, including but not limited to (i) the Customer’s or Fund’s current audited and unaudited financial statements, (ii) any contracts or regulatory documents that relate to the Services, (iii) information about the Customer’s or the Fund’s assets.

(c)

J.P. Morgan shall be entitled to rely on information provided by the Customer, a Fund, the Investment Adviser and other service providers of the Customer or the Investment Adviser, and shall not be required to independently review or validate such information.

5.3.	U.S. Regulatory Disclosure; Certain Information of the Customer.

(a)

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Customer’s and a Fund’s identity, including, without limitation, the Customer’s and a Fund’s name, address and organizational documents (“Identifying Information”). The Customer agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by J.P. Morgan.

(b)

The Customer hereby acknowledges that J.P. Morgan is obliged to comply with AML/Sanctions Requirements and that, provided J.P. Morgan satisfies the J.P. Morgan Standard of Care, J.P. Morgan shall not be liable for any action it or any J.P. Morgan Affiliate reasonably takes to comply with any AML/Sanctions Requirements, including identifying and reporting suspicious transactions, rejecting transactions, and blocking or freezing funds, financial assets, or other assets. The Customer shall cooperate, and shall cause the Funds to cooperate, with J.P. Morgan’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements. In addition, the Customer agrees that J.P. Morgan may defer acting upon an Instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements, and that, provided J.P. Morgan satisfies the J.P. Morgan Standard of Care, J.P. Morgan shall not be responsible for any Liabilities resulting from or relating to such deferral. To the extent permitted by Applicable Law, J.P. Morgan will notify the Customer as soon as reasonably practicable, if J.P. Morgan defers acting upon any Instruction pursuant to this Section.

5.4.	Redistribution of Data from Third Parties.

The Reports and other output from the Services provided by J.P. Morgan to the Customer under this Agreement may contain data licensed from Information Providers. Unless agreed otherwise in writing by the parties with respect to any specific Information Provider, J.P. Morgan shall be responsible for licensing such data at its own costs as necessary or desirable for the performance of its obligations under this Agreement. Such data is the intellectual property of those Information Providers and is subject to restrictions on use contained in the license agreement between the Information Provider and J.P. Morgan, which J.P. Morgan cannot unilaterally change. J.P. Morgan will promptly notify the Customer of any such restrictions that may affect the Customer’s use of such data to the extent provided herein, and shall use prompt and best efforts to notify the Customer if the Information Provider adds additional restrictions on the use of such data. Customer acknowledges that its continued use of such data as provided herein shall constitute Customer’s acceptance of the revised usage restrictions, provided, however, that any redistribution of such data or information derived therefrom may require a separate license from the relevant Information Providers. For the avoidance of doubt, any restrictions or limitations regarding the use of such data is not intended by J.P. Morgan to supersede any rights Customer may have to use such data based on its own agreements with such Information Providers.

5.5.	Intellectual Property Rights.

(a)

As between the Customer and J.P. Morgan, the Intellectual Property Rights in and to any documentation or other materials provided by the Customer and maintained by J.P. Morgan for the Customer (“Customer Materials”), shall be owned by the Customer and remain subject to the terms and conditions of this Agreement. The Customer grants to J.P. Morgan a non-exclusive, royalty free, fully-paid, sub-licensable, worldwide right and license to use, adapt, display, modify, merge, reproduce, translate and create derivative works from the Customer Materials as may be necessary or beneficial for the performance by J.P. Morgan of its obligations or the exercise of its rights under this Agreement and solely for the benefit of the Customer or as required pursuant to Applicable Law or J.P. Morgan’s record retention policies. The Customer hereby represents, warrants and covenants that the Customer Materials and J.P. Morgan’s use thereof shall not infringe upon or otherwise violate the Intellectual Property Rights of any third party.

(b)

The Customer acknowledges that the Intellectual Property Rights in and to any and all of J.P. Morgan’s methodologies, processes, working documents, know-how and techniques of any kind developed, created or used in connection with this Agreement are owned by J.P. Morgan.

5.6.	Insurance.

(a)

The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer. J.P. Morgan will, however, provide summary information regarding its own general insurance coverage to the Customer upon written request.

(b)

J.P. Morgan will maintain insurance protection which is required under Applicable Law or which J.P. Morgan deems advisable to cover its duties and responsibilities generally as a fund administrator under this Agreement.

5.7.	Confidentiality.

(a)

Subject to Section 5.7.(b), J.P. Morgan will hold all Confidential Information in confidence and use reasonable efforts to ensure that any J.P. Morgan Affiliate or Subcontractor used by J.P. Morgan to provide services to the Customer has reasonable procedures to keep such Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s business, to enforce the terms of this Agreement or with the consent of the Customer. J.P. Morgan will secure and protect the Confidential Information from unauthorized use or disclosure by using at least the same degree of care as J.P. Morgan employs to avoid unauthorized use of or disclosure of its own confidential information, but in no event less than reasonable care. J.P. Morgan shall not duplicate or republish any material containing the Confidential Information except for purposes of or in relation to the performance of its obligations under this Agreement. Confidential Information may not be used by J.P. Morgan or any of J.P. Morgan Affiliates, officers, directors, agents, professional advisors, Subcontractors and employees, other than for the purposes contemplated by or otherwise permitted by this Agreement. J.P. Morgan represents that it will not (i) purchase or sell any portfolio securities contained in the Confidential Information on the basis of any information contained in, or as a result of being identified in, Confidential Information; (ii) use the Confidential Information to trade against the Customer or to knowingly engage in any trading practices that are adverse to the Customer; and (iii) not permit any of the Confidential Information to be disclosed to any entity that competes with the Customer, the Adviser/Administrator, a Fund or any products thereof, unless otherwise authorized or instructed by the Customer.

(b)	The Customer authorizes J.P. Morgan to disclose Confidential Information to:

(i)

any Subcontractor, agent, securities exchange, broker, proxy solicitor, issuer, service provider, vendor or any other person that J.P. Morgan believes is reasonably required in connection with J.P. Morgan’s provision of relevant Services under this Agreement;

(ii)	its and any J.P. Morgan Affiliate’s professional advisors, auditors and public accountants;

(iii)	its branches and any J.P. Morgan Affiliate that J.P. Morgan believes is reasonably required in connection with J.P. Morgan’s provision of relevant Services under this Agreement;

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax claim; and

(v)	any regulatory authority having jurisdiction over the Customer upon the request of such regulator.

(c)

The Confidential Information will remain the property of the Customer. Nothing contained in this Article will be construed as obligating the Customer to disclose its Confidential Information to J.P. Morgan, or as granting to or conferring on J.P. Morgan, expressly or by implication, any rights or license to the Confidential Information of the Customer. Any such obligation or grant will only be as provided by other provisions of this Agreement.

(d)

In the event of a breach or anticipated breach of this Agreement, J.P. Morgan agrees that the Customer shall have the right to seek injunctive relief in any court of competent jurisdiction, without any requirement of posting bond, demonstrating the fact that monetary damages or other relief would not be adequate remedies, and the availability of monetary damages or other relief shall not be asserted as a reason not to grant such injunctive relief.

(e)	To the extent J.P. Morgan is required to disclose Confidential Information by Applicable Law, J.P. Morgan shall:

(i)	where legally permitted to do so, give reasonable and prompt advance notice of such disclosure requirement to the Customer; and

(ii)

upon the Customer’s request, J.P. Morgan will use reasonable efforts to obtain assurances from the relevant authority that confidential treatment will be accorded to the information that is required to be disclosed.

(f)

Notwithstanding anything to the contrary in Section 5.7.(e), J.P. Morgan may disclose any of the Confidential Information provided by the Customer to any bank regulatory authority having jurisdiction over J.P. Morgan upon the request of the bank regulatory authority without having to provide the Customer with notice of any kind.

(g)	Return or Destruction.

(i)

As requested by the Customer and subject to Section 2.4.(b), during the term of this Agreement, J.P. Morgan will return or provide the Customer a copy of any designated Confidential Information of the Customer.

(ii)

Upon Customer’s request, J.P. Morgan will, upon cessation of work, completion of its obligations associated with such information under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever, return, destroy or render unusable, and discontinue the use of, all copies of materials containing the Customer’s Confidential Information and to the extent reasonably practicable, all notes, memoranda, compilations, derivative works, data files or other materials prepared by or on behalf of J.P. Morgan that contain or otherwise reflect or refer to Confidential Information of the Customer, except to the extent:

(A)	that this Agreement provides for J.P. Morgan to continue to use or retain items that constitute or contain the Customer’s Confidential Information after the date of expiration or termination; or

(B)	otherwise required to comply with Applicable Law, J.P. Morgan’s policies and procedures existing from time to time or defend or pursue claims arising under this Agreement.

(iii)	At the Customer’s request, J.P. Morgan will certify in writing that it has handled Confidential Information pursuant to Applicable Law and J.P. Morgan’s policies and procedures.

(h)	Subject to Section 2.4.(b), J.P. Morgan’s obligations under this Section 5.7 will survive termination or expiration of the Agreement as follows:

(i)

As to any portion of Confidential Information that constitutes a trade secret under Applicable Law, the obligations will continue for as long as such information is deemed a trade secret under Applicable Law; and

(ii)	As to all other Confidential Information belonging to the Customer the obligations will survive for three (3) years after the termination of this Agreement with respect to such Customer.

5.8.	Use of a Party’s Name.

(a)

The Customer agrees not to use (or permit the use of) J.P. Morgan’s name in any public document, publication or publicity material relating to the Customer, including but not limited to notices, sales literature, stationery, advertisements, etc., without the prior written consent of J.P. Morgan (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which J.P. Morgan’s name is used merely states that J.P. Morgan is acting as administrator to the Customer or as sub-sub-administrator to a Fund.

(b)

J.P. Morgan agrees not to use (or permit the use of) the Customer’s or a Fund’s name in any document, publication or publicity material relating to J.P. Morgan or a J.P. Morgan Affiliate, including, but not limited to, notices, sales literature, stationery, advertisements, etc., without the prior written consent of the Customer (which consent shall not be unreasonably withheld), provided that no prior consent is needed for J.P. Morgan to use the Customer’s name merely to state that J.P. Morgan is acting as administrator to the Customer or as sub-sub-administrator to a Fund in connection with a regulatory request or filing.

6.	WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER

6.1.	Standard of Care; Liability.

(a)

J.P. Morgan will perform Services (i) with reasonable care, prudence, and diligence and in good faith, (ii) without negligence, fraud, willful misconduct or willful omission, and at least at the same standard of care as J.P. Morgan provides for itself and/or J.P. Morgan Affiliates with respect to similar services, (iii) in a manner that is reasonably designed to meet J.P. Morgan’s obligations under this Agreement, and (iv) with the level of skill and care which would be expected from a reasonably skilled, experienced, and industry leading professional provider of the Services (“J.P. Morgan’s Standard of Care”).

(b)

Subject to Section 6.2, J.P. Morgan will only be liable for the Customer’s or a Fund’s direct Liabilities to the extent they result from the breach of J.P. Morgan’s Standard of Care in performing its duties as set out in this Agreement or the breach of any representations, warranties or the confidentiality obligations set forth in Section 5.7.

(c)

The Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of J.P. Morgan’s performance under this Agreement, provided that the J.P. Morgan Indemnitee has satisfied the J.P. Morgan Standard of Care in connection with the Liabilities in question. J.P. Morgan shall, to the extent practicable, use reasonable care to provide prompt notice to the Customer of the circumstances and all pertinent facts related to a claim for indemnification, it being understood that a failure to notify shall not serve to limit Customer’s obligation to indemnify the J.P. Morgan Indemnitees hereunder.

(d)

The J.P. Morgan Indemnitees shall each use commercially reasonable efforts to mitigate any Liability for which it seeks indemnification under this Agreement (provided, however, that expenses reasonably incurred with respect to such mitigation shall be Liabilities subject to indemnification hereunder). A J.P. Morgan Indemnitee shall notify the Customer in writing promptly after determining that it will seek indemnity under this Section 6.1 for any litigation or proceeding brought against such J.P. Morgan Indemnitee.

(e)

Subject to Section 6.2, J.P. Morgan will indemnify the Customer Indemnitees against, and hold them harmless from, any Liabilities that are not attributable to the negligent or fraudulent acts or omissions of the Customer Indemnitees which may be imposed on, incurred by, or asserted against a Customer Indemnitee resulting directly from J.P. Morgan’s failure to meet J.P. Morgan’s Standard of Care in the performance of its obligations or duties under this Agreement, and provided that, in each case, to the extent practicable, the Customer uses reasonable care to provide prompt notice to J.P. Morgan of the circumstances and all pertinent facts related to the claim for indemnification, it being understood that a failure to notify shall not serve to limit J.P. Morgan’s obligation to indemnify the Customer Indemnitees hereunder. For the avoidance of doubt, subject to Section 6.2, J.P. Morgan will indemnify the Customer Indemnities for any Liabilities that are (i) not attributable to the negligent or fraudulent acts or omissions of the Customer Indemnitees and (ii) paid out of the pocket of a Customer Indemnitee that result directly from J.P. Morgan’s failure to meet J.P. Morgan’s Standard of Care in the performance of its obligations or duties under this Agreement.

6.2.	Limitations of Liability.

(a)

Under no circumstances will J.P. Morgan be liable for (i) any loss of profits (whether direct or indirect); or (ii) any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to J.P. Morgan’s performance or non-performance under this Agreement.

(b)

Under no circumstances will the Customer, an Adviser/Administrator or a Fund be liable for (i) any loss of profits (whether direct or indirect); or (ii) any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Customer’s, Adviser’s or Fund’s acts or omissions under this Agreement, provided that this Subsection 6.2(b) shall not apply to any Liability owing to a third party (other than a J.P. Morgan Affiliate or Subcontractor) asserting a claim against J.P. Morgan for which J.P. Morgan is entitled to be indemnified under this Agreement.

(c)

Under no circumstances will J.P. Morgan be liable for (i) any Liabilities suffered by any person as a result of the failure of any of the Dependencies to be met; (ii) the assumptions made by J.P. Morgan in good faith in preparing a Report proving to be incorrect, inaccurate or inapplicable or any assumption which could or should have been made not being made; (iii) any Liabilities arising as a consequence of the Customer using, or providing to any other person to use, any Report or information in or derived from or based on any Report, to make decisions (including Investment Decisions) in respect of the Customer; or (iv) any Liabilities suffered by any person relating to any decisions made by J.P. Morgan in complying with the AML/Sanctions Requirements.

(d)

Notwithstanding any provision herein that may be to the contrary, the maximum aggregate liability of J.P. Morgan Indemnitees in respect of any and all claims of any kind arising out of, in connection with or relating to this Agreement or the provision of the Services, regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages, in respect of any calendar year, shall not exceed an aggregate amount equal to five times (5 x) the total annual administration fee paid by the Customer under this Agreement provided that the liability cap provisions of this Subsection 6.2(d) shall not apply to an error by J.P. Morgan in calculating the net asset value of a Fund.

6.3.	Force Majeure.

(a)

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to the services and its global business that it determines from time to time meet reasonable commercial standards (“Business Continuity Plan” or “BCP”) and periodically test a written Business Continuity Plan that is reasonably designed to enable J. P. Morgan to effect the recovery and, as contemplated by the BCP, continuity of its key operations, systems and processes in a Force Majeure Event (as defined below). Upon request, J.P. Morgan shall provide the Customer with a summary of the Business Continuity Plan. Upon the occurrence of a Force Majeure Event, J. P. Morgan shall (where and to the extent applicable) use commercially reasonable efforts to implement the BCP in accordance with its terms. The Customer acknowledges that the effectiveness of the BCP is subject to actual implementation in a Force Majeure Event or other disaster situation during which time unforeseen crisis and critical events may occur that would affect the effectiveness of the BCP.

(b)

Upon reasonable request, J.P. Morgan shall discuss with the Customer any BCP of J.P. Morgan and/or provide a high-level presentation summarizing such procedures. Neither party (“Affected Party”) will be liable, however, for any Liabilities of any nature that the other party or any third party may suffer or incur, caused by an act of God, fire, flood, epidemics, earthquakes or other disasters, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), nationalization, expropriation, legal constraint, fraud, theft or forgery (other than on the part of the Affected Party or its employees), cyber-attack, malfunction of equipment or software (except where such malfunction is primarily and directly attributable to the Affected Party’s negligence in maintaining the equipment or software), currency re-denominations, currency restrictions, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain (or interruption of) external communications facilities, power failures or any other cause beyond the reasonable control of the Affected Party (including, without limitation, the non-availability of appropriate foreign exchange) (a “Force Majeure Event”); provided that the Affected Party has not contributed to the Liability by acting with negligence, fraud or willful misconduct or by failing to use commercially reasonable efforts to mitigate any such Liabilities, including by using commercially reasonable efforts to implement a relevant BCP in accordance with its terms.

(c)	J.P. Morgan will not be entitled to any additional payments from the Customer for costs or expenses incurred by J.P. Morgan as a result of any Force Majeure Event.

6.4.	J.P. Morgan May Consult with Counsel.

J.P. Morgan shall exercise reasonable care in the selection and appointment of professional advisers and subject thereto will be entitled to rely on, and may act upon the advice of professional advisors (which may be the professional advisors of the Customer, a Fund or the Investment Adviser), at its own expense, in relation to matters of law, regulation or market practice.

6.5.	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result.

Provided that nothing in this provision shall be taken as authorizing J.P. Morgan to contravene any Applicable Laws, the Customer hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that: (a) J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may have a material interest in transactions entered into by the Customer or a Fund or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or J.P. Morgan Affiliates may act as a market maker in the markets in which a Fund participates, provide brokerage services to other customers, act as financial adviser to the issuer of securities in which a Fund invests, act in the same transaction as agent for more than one customer, have a material interest in the issue of securities; or earn profits from any of the activities listed herein and (b) J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of the Customer or a Fund. J.P. Morgan is not under any duty to disclose any such information to the Customer or to a Fund. Nothing in the foregoing shall release J.P. Morgan from any obligation to perform the Services under this Agreement or to treat the Customer fairly in connection with the performance of the Services.

7.	TERM AND TERMINATION

7.1.	Term and Termination.

This Agreement shall be in effect for an initial term of five (5) years from the date of this Agreement (the “Initial Term”). Following the Initial Term, this Agreement shall be in effect until a valid termination notice is given by the Customer or J.P. Morgan upon at least one hundred and eighty (180) days’ prior notice.

7.2.	Other Grounds for Termination.

(a)	Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following:

(i)

the other party committing any material breach of this Agreement and failing to remedy such breach (if capable of remedy) within sixty (60) days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach or the parties agree in writing to shorten the period to remedy the breach;

(ii)

the other party (A) admits in writing its inability or is generally unable to pay its debts as they become due; (B) institutes, consents to or is otherwise subject to the institution of any proceeding under title 11 of the United States Code, as in effect from time to time, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, composition with creditors, wind-down, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect and affecting the rights of creditors, generally; (C) is subject to an involuntary order for the transfer of all or part of its business by a statutory authority; (D) has any of its issued shares suspended from trading on any exchange on which they are listed (if applicable), or (E) is the subject of a measure similar to any of the foregoing; or

(iii)	the relevant federal or state authority withdrawing its authorization of either party.

(iv)

If a Force Majeure Event substantially prevents performance of any Services necessary for the performance of functions reasonably agreed by the parties as critical for more than three (3) consecutive business days, then the Customer may terminate all or any portion of this Agreement and the Services so affected, as of a date specified by the Customer in a written notice of termination to J.P. Morgan, in which case, J.P. Morgan’s fees will be equitably adjusted as necessary to reflect the value of any remaining Services;

(v)

At any time (including during the Initial Term), the Customer may elect to remove any Fund from this Agreement in connection with the liquidation of the Fund or the merger of a Fund into another fund, in each case by notifying J.P. Morgan in writing or other mutually agreed communication method.

(b)

Either party may terminate this Agreement by giving not less than sixty (60) days’ prior written notice to the other party in the event that the party in question reasonably determines that the relationship with the other party raises reputational or regulatory concerns.

(c)

In the event of the termination of the custody agreement between J.P. Morgan and the Funds of the Franklin Templeton mutual fund complex, J.P. Morgan may terminate this Agreement in whole or in part and cease to provide the Services simultaneously with the transition of the assets of the Funds to a successor custodian.

7.3.	Transition following Termination.

(a)

The Customer undertakes to use its best efforts to appoint a new administrative service provider as soon as practicable after receiving a notice of termination, provided that if Customer has not transitioned to a new administrative service provider as of the date of termination, J.P. Morgan will continue to provide the Services at the fees agreed upon by the Customer and J.P. Morgan. Customer agrees to pay such reasonable expenses and charges as J.P. Morgan and Customer may mutually agree in connection with such transition. Subject to payment of any amount duly owing to J.P. Morgan under this Agreement, J.P. Morgan agrees to transfer a copy of such records and related supporting documentation held by it under this Agreement, to any replacement provider of the Services or to such other person as the Customer may direct. J.P. Morgan will cooperate in the transfer of its duties and responsibilities hereunder and will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as J.P. Morgan and Customer may mutually agree in connection with such assistance.

(b)

J.P. Morgan will act in accordance with all Instructions delivered to it by the Customer with respect to such delivery and transition of its responsibilities to a successor fund administrator provided that such Instructions shall be reasonable and practicable and not in conflict with any provision of this Agreement.

8.	MISCELLANEOUS

8.1.	Notices.

Notices pursuant to Section 7 shall be sent or served by registered mail, nationally recognized delivery service, courier service or hand delivery to the address of the respective party as set out on the first page of this Agreement, unless at least two (2) days’ prior written notice of a new address is given to the other party in writing.

8.2.	Successors and Assigns.

This Agreement will be binding on each of the parties’ successors and assigns. The parties agree that neither party can assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned; except that J.P. Morgan may assign this Agreement without the Customer’s consent (a) to any J.P. Morgan Affiliate or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s fund servicing business.

8.3.	Entire Agreement and Amendments.

This Agreement, including any Annexes, sets out the entire agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. The parties may enter into a non-binding SLD on terms agreed by the parties and may vary any SLD by agreement at any time. The SLD will not form part of this Agreement. To the extent inconsistent with this Agreement, J.P. Morgan’s electronic access terms and conditions shall not apply to matters arising under this Agreement. Amendments shall be in writing and signed by both parties.

8.4.	Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the United States or the State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to statutory prejudgment interest and a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction the Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Customer shall not claim, and it hereby irrevocably waives, such immunity.

8.5.	Severability; Waiver; and Survival.

(a)

If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in anY. way be affected or impaired.

(b)

Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its tennination.

8.6.	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

8.7.	No Third Party Beneficiaries.

A person who is not a party to this Agreement shall have no right to.enforce any term of this Agreement.

FRANKLIN TEMPLETON SERVICES LLC		JPMORGAN CHASE BANK, N.A.

By:	/s/ Laura F. Fergerson	By:	/s/ Keith Slattery
Name: Laura F. Fergerson		Name: Keith Slattery
Title: President		Title: Managing Director

Annex I

List of Funds

Fund Services Agreement dated January 22, 2020

Name	Entity Type	Jurisdiction	ERISA Benefit Plan Assets (Y/N)

Franklin Templeton US Government Securities II Ltd		Bermuda	N

Templeton Growth Fund II Limited		Cayman	N

Alternative Strategies (FT) Ltd		Cayman	N

Templeton China Opportunities Fund, Ltd		Cayman	N

Franklin USD Diversified Bond 2021 Fund		Cayman	N

Franklin Diversified High Yield Global Sukuk 2022 Fund		Cayman	N

Franklin USD Diversified Bond Fund III		Cayman	N

Templeton Global Smaller Companies Fund		U.S.A.	N

TF-Templeton World Fund		U.S.A.	N

TF-Templeton Foreign Fund		U.S.A.	N

TIT-Templeton Global Bond Fund		U.S.A.	N

Templeton Growth Fund, Inc.		U.S.A.	N

Templeton Emerging Markets Fund		U.S.A.	N

Templeton Global Income Fund		U.S.A.	N

TIF-International Equity Series	U.S.A.	N

FTVIPT-Templeton Developing Markets VIP Fund	U.S.A.	N

FMSF-Franklin Mutual Beacon Fund	U.S.A.	N

FMSF-Franklin Mutual Global Discovery Fund	U.S.A.	N

FMSF-Franklin Mutual European Fund	U.S.A.	N

FMSF-Franklin Mutual Quest Fund	U.S.A.	N

FMSF-Franklin Mutual Shares Fund	U.S.A.	N

Templeton Developing Markets Trust	U.S.A.	N

FTVIPT-Templeton Foreign VIP Fund	U.S.A.	N

Templeton Emerging Markets Income Fund	U.S.A.	N

Templeton Dragon Fund, Inc.	U.S.A.	N

FMSF-Franklin Mutual Financial Services Fund	U.S.A.	N

Franklin Universal Trust	U.S.A.	N

FFRMT-Franklin Floating Rate Master Series	U.S.A.	N

FCF-Franklin U.S. Government Securities Fund	U.S.A.	N

FVIT-Franklin Mutual U.S. Value Fund	U.S.A.	N

FCTFT-Franklin California Intermediate-Term Tax-Free Income	U.S.A.	N

FNYTFT-Franklin New York Intermediate-Term Tax-Free Income F	U.S.A.	N

Franklin Strategic Mortgage Portfolio	U.S.A.	N

FTFT-Franklin Kentucky Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin Federal Intermediate-Term Tax-Free Income Fund	U.S.A.	N

FMST-Franklin California High Yield Municipal Fund	U.S.A.	N

TMMP-The U.S. Government Money Market Portfolio	U.S.A.	N

FVIT-Franklin Microcap Value Fund	U.S.A.	N

FREST-Franklin Real Estate Securities Fund	U.S.A.	N

FSS-Franklin Strategic Income Fund	U.S.A.	N

FSS-Franklin Small-Mid Cap Growth Fund	U.S.A.	N

FMST-Franklin Tennessee Municipal Bond Fund	U.S.A.	N

FVIT-Franklin Small Cap Value Fund	U.S.A.	N

TGIT-Templeton Global Balanced Fund	U.S.A.	N

Franklin Gold And Precious Metals Fund	U.S.A.	N

FHIT-Franklin High Income Fund	U.S.A.	N

FCF-Franklin Growth Fund	U.S.A.	N

FCF-Franklin Utilities Fund	U.S.A.	N

FCF-Franklin DynaTech Fund	U.S.A.	N

FCF-Franklin Income Fund	U.S.A.	N

FUSGMF-Franklin U.S. Government Money Fund	U.S.A.	N

Franklin California Tax-Free Income Fund	U.S.A.	N

Franklin New York Tax-Free Income Fund	U.S.A.	N

Franklin Federal Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin Massachusetts Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin Michigan Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin Minnesota Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin Ohio Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin Colorado Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin Georgia Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin Pennsylvania Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin High Yield Tax-Free Income Fund	U.S.A.	N

FIST-Franklin Convertible Securities Fund	U.S.A.	N

FIST-Franklin Adjustable U.S. Government Securities Fund	U.S.A.	N

FIST-Franklin Equity Income Fund	U.S.A.	N

IFT-Money Market Portfolio	U.S.A.	N

FTFT-Franklin Federal Limited-Term Tax-Free Fund	U.S.A.	N

FMT-Franklin Rising Dividends Fund	U.S.A.	N

FTFT-Franklin Missouri Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin Oregon Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin Virginia Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin Alabama Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin Florida Tax-Free Income Fund	U.S.A.	N

TGIT-Templeton Emerging Markets Small Cap Fund	U.S.A.	N

FSS-Franklin Biotechnology Discovery Fund	U.S.A.	N

FSS-Franklin Natural Resources Fund	U.S.A.	N

FTVIPT-Franklin Flex Cap Growth VIP Fund	U.S.A.	N

FIST-Franklin Floating Rate Daily Access Fund	U.S.A.	N

FGT-Franklin Emerging Market Debt Opportunities Fund	U.S.A.	N

TIF-Foreign Smaller Companies Series	U.S.A.	N

FIST-Franklin Managed Income Fund	U.S.A.	N

FGT-Franklin International Small Cap Fund	U.S.A.	N

FIST-Franklin Total Return Fund	U.S.A.	N

FSS-Franklin Growth Opportunities Fund	U.S.A.	N

FTFT-Franklin Arizona Tax-Free Income Fund	U.S.A.	N

FSS-Franklin Small Cap Growth Fund	U.S.A.	N

FTFT-Franklin Connecticut Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin Louisiana Tax-Free Income Fund	U.S.A.	N

Franklin Limited Duration Income Trust	U.S.A.	N

Templeton China World Fund	U.S.A.	N

FTFT-Franklin Maryland Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin North Carolina Tax-Free Income Fund	U.S.A.	N

FTFT-Franklin New Jersey Tax-Free Income Fund	U.S.A.	N

FTVIPT-Franklin Growth and Income VIP Fund	U.S.A.	N

FTVIPT-Franklin Global Real Estate VIP Fund	U.S.A.	N

FTVIPT-Templeton Global Bond VIP Fund	U.S.A.	N

FTVIPT-Franklin Income VIP Fund	U.S.A.	N

FTVIPT-Franklin U.S. Government Securities VIP Fund	U.S.A.	N

FTVIPT-Franklin Rising Dividends VIP Fund	U.S.A.	N

FTVIPT-Templeton Growth VIP Fund	U.S.A.	N

FTVIPT-Franklin Small-Mid Cap Growth VIP Fund	U.S.A.	N

FTVIPT-Franklin Large Cap Growth VIP Fund	U.S.A.	N

FTVIPT-Franklin Mutual Global Discovery VIP Fund	U.S.A.	N

FTVIPT-Franklin Mutual Shares VIP Fund	U.S.A.	N

FTVIPT-Franklin Small Cap Value VIP Fund	U.S.A.	N

FTVIPT-Franklin Strategic Income VIP Fund	U.S.A.	N

FIST-Franklin Real Return Fund	U.S.A.	N

FIST-Franklin Low Duration Total Return Fund	U.S.A.	N

FSS-Franklin Select U.S. Equity Fund	U.S.A.	N

TIF-Global Equity Series	U.S.A.	N

FGT-Franklin International Growth Fund	U.S.A.	N

TGIT-Templeton Frontier Markets Fund	U.S.A.	N

TIT-Templeton Global Total Return Fund	U.S.A.	N

FTVIPT-Franklin VolSmart Allocation VIP Fund	U.S.A.	N

TIT-Templeton Emerging Markets Bond Fund	U.S.A.	N

FMSF-Franklin Mutual International Fund	U.S.A.	N

TIT-Templeton International Bond Fund	U.S.A.	N

FFAS-Franklin Payout 2019 Fund	U.S.A.	N

FFAS-Franklin Payout 2020 Fund	U.S.A.	N

FFAS-Franklin Payout 2021 Fund	U.S.A.	N

FSS-Franklin Flexible Alpha Bond Fund	U.S.A.	N

FFRMT-Franklin Floating Rate Income Fund	U.S.A.	N

FCF-Franklin Focused Growth Fund	U.S.A.	N

FFAS-Franklin Payout 2022 Fund	U.S.A.	N

TF Templeton International - Climate Change Fund	U.S.A.	N

Franklin Conservative Allocation Age 9-10 Years 529 Portfolio	U.S.A.	N

Franklin Conservative Allocation Age 13-14 Years 529 Portfolio	U.S.A.	N

FFAS-Franklin LifeSmart Retirement Income Fund	U.S.A.	N

Franklin Founding Funds 529 Portfolio	U.S.A.	N

FFAS-Franklin LifeSmart 2025 Retirement Target Fund	U.S.A.	N

FFAS-Franklin LifeSmart 2035 Retirement Target Fund	U.S.A.	N

FTVIPT-Franklin Allocation VIP Fund	U.S.A.	N

FFAS-Franklin LifeSmart 2045 Retirement Target Fund	U.S.A.	N

FFAS-Franklin Corefolio Allocation Fund	U.S.A.	N

FFAS-Franklin Founding Funds Allocation Fund	U.S.A.	N

FFAS-Franklin Conservative Allocation Fund	U.S.A.	N

FFAS-Franklin Moderate Allocation Fund	U.S.A.	N

FFAS-Franklin Growth Allocation Fund	U.S.A.	N

Franklin Corefolio 529 Portfolio	U.S.A.	N

Franklin Growth Allocation Newborn - 4 Years 529 Portfolio	U.S.A.	N

Franklin Growth 529 Portfolio	U.S.A.	N

Franklin Income 529 Portfolio	U.S.A.	N

Franklin Small Mid Cap Growth 529 Portfolio	U.S.A.	N

Franklin Growth Allocation 529 Portfolio	U.S.A.	N

Franklin Income Allocation 529 Portfolio	U.S.A.	N

Franklin Mutual Shares 529 Portfolio	U.S.A.	N

Templeton Growth 529 Portfolio	U.S.A.	N

S&P 500 Index 529 Portfolio	U.S.A.	N

Franklin Conservative Allocation Newborn-4 Years 529 Portfolio	U.S.A.	N

Franklin Moderate Allocation Newborn-4 Years 529 Portfolio	U.S.A.	N

Franklin Moderate Allocation Age 9-10 Years 529 Portfolio	U.S.A.	N

Franklin Moderate Allocation Age 17-18 Years 529 Portfolio	U.S.A.	N

FFAS-Franklin LifeSmart 2030 Retirement Target Fund	U.S.A.	N

FFAS-Franklin LifeSmart 2050 Retirement Target Fund	U.S.A.	N

FFAS-Franklin LifeSmart 2040 Retirement Target Fund	U.S.A.	N

FFAS-Franklin LifeSmart 2020 Retirement Target Fund	U.S.A.	N

FFAS-Franklin NextStep Conservative Fund	U.S.A.	N

FFAS-Franklin NextStep Moderate Fund	U.S.A.	N

FFAS-Franklin NextStep Growth Fund	U.S.A.	N

Franklin Mutual Global Discovery 529 Portfolio	U.S.A.	N

Templeton Global Bond 529 Portfolio	U.S.A.	N

FFAS-Franklin LifeSmart 2055 Retirement Target Fund	U.S.A.	N

NJ Best Trust A	U.S.A.	N

NJ Best Trust B	U.S.A.	N

NJ Best Trust C	U.S.A.	N

NJ Best Trust D	U.S.A.	N

NJ Best Trust E	U.S.A.	N

NJ Better Educational Saving Trust	U.S.A.	N

NJ Best Pooled Equity	U.S.A.	N

Franklin Growth Allocation Age 9 - 10 Years 529 Portfolio	U.S.A.	N

Franklin Growth Allocation Age 13 - 14 Years 529 Portfolio	U.S.A.	N

Franklin Growth Allocation Age 17-18 Years 529 Portfolio	U.S.A.	N

Franklin Growth & Income Allocation 529 Portfolio	U.S.A.	N

Franklin Conservative Allocation Age 17-18 Years 529 Portfolio	U.S.A.	N

Franklin Moderate Allocation Age 13-14 Years 529 Portfolio	U.S.A.	N

Franklin U.S. Government Money 529 Portfolio	U.S.A.	N

FT Holdings Corporations III	U.S.A.	N

FT Holdings Corporations IV	U.S.A.	N

FT Holdings Corporations I	U.S.A.	N

FT Holdings Corporations II	U.S.A.	N

Franklin Conservative Allocation Age 5 - 8 Years 529 Portfolio	U.S.A.	N

Franklin Conservative Allocation Age 11 - 12 Years 529 Portfolio	U.S.A.	N

Franklin Conservative Allocation Age 15 - 16 Years 529 Portfolio	U.S.A.	N

Franklin Conservative Allocation Age 19+ Years 529 Portfolio	U.S.A.	N

Franklin Moderate Allocation Age 5 - 8 Years 529 Portfolio	U.S.A.	N

Franklin Moderate Allocation Age 11 - 12 Years 529 Portfolio	U.S.A.	N

Franklin Moderate Allocation Age 15 - 16 Years 529 Portfolio	U.S.A.	N

Franklin Moderate Allocation Age 19+ Years 529 Portfolio	U.S.A.	N

Franklin Growth Allocation Age 5 - 8 Years 529 Portfolio	U.S.A.	N

Franklin Growth Allocation Age 11 - 12 Years 529 Portfolio	U.S.A.	N

Franklin Growth Allocation Age 15 - 16 Years 529 Portfolio	U.S.A.	N

Franklin Growth Allocation Age 19+ Years 529 Portfolio	U.S.A.	N

FSS-Franklin Templeton SMACS Series CH	U.S.A.	N

FSS-Franklin Templeton SMACS Series H	U.S.A.	N

FSS-Franklin Templeton SMACS Series E	U.S.A.	N

FSS-Franklin Templeton SMACS Series I	U.S.A.	N

Franklin USD Diversified Bond IV 2024 Fund A (Qdis) USD	Cayman	N

Franklin U.S. Core Equity (IU) Fund	U.S.A.	N

Franklin International Core Equity (IU) Fund	U.S.A.	N

Franklin Emerging Markets Core Equity (UI) Fund	U.S.A.	N

Franklin USD Diversified Bond 2021 Fund II	Cayman	N

Franklin USD Diversified Bond V 2024	Cayman	N

Franklin USD Diversified Bond VI 2024 SP	Cayman	N

FTFT-Franklin Municipal Green Bond Fund	U.S.A.	N

Franklin USD Diversified Fixed Tenure Bond SP	Cayman	N

Franklin USD Diversified Bond VII 2024 SP	Cayman	N

Annex II

Electronic Access

1.

J.P. Morgan may permit the Customer and its Authorized Persons and other persons designated by the Customer or its Authorized Persons (collectively “Users”), to access certain electronic systems and applications (collectively, the “Products”) and to access or receive Data (as defined below) electronically in connection with the Agreement. J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavor to give the Customer reasonable notice of its termination or suspension of access to the Products, including suspension or cancelation of any User Codes, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is known or suspected to be at risk. Access to the Products shall be subject to the Security Procedure.

2.

In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non- transferable, non-sublicensable, limited and revocable license to use (i) the Products for internal business purposes only, and (ii) the information and data made available through the Products or transferred electronically (the “Data”) for use in Customer’s and its affiliates’ normal course of business, provided that J.P. Morgan may not revoke the Customer’s license to use the Data during the term of this Agreement. For avoidance of doubt, (a) all Data that is comprised of Customer Materials is the property of the Customer and a Fund; (b) the Customer and Funds maintain all intellectual property rights in such Customer Materials. Without limiting the use by a Customer, a Fund or its affiliates of Data in the normal course of the business of a Customer or a Fund, the Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by the Users, provided that such use shall be in accordance with the terms of the Agreement, including this Annex. The Customer will not disclose or distribute (and will cause the Users not to disclose or distribute) to any other party, or allow any other party to access, inspect or copy the Products or any Data, except that (i) with respect to Products only, as reasonably necessary in the course of Customer’s management or administration and Customer’s Board’s oversight of the funds or accounts for which services are provided under this Agreement and, (ii) with respect to Data only, as reasonably necessary in the normal course of business of the Customer, a Fund or its affiliates including but not limited to, Customer’s management or administration and a Fund’s Board’s oversight of the funds or accounts for which services are provided under this Agreement. The Customer acknowledges that elements of the Data, including prices, Corporate Action information, and reference data, may have been licensed by J.P. Morgan from third parties and that any use of such Data beyond that authorized by the foregoing license, may require the permission of one or more third parties in addition to J.P. Morgan. In addition, the Customer and a Fund may disclose Data to any regulatory authority having jurisdiction over the Customer and a Fund upon the request of such regulator or any revenue authority or any governmental entity in relation to the processing of any tax claim. For the avoidance of doubt, any restrictions or limitations regarding the use of Data is not intended by J.P. Morgan to supersede any rights a Customer or Fund may have to use such Data based on its own agreements with any person (including a J.P. Morgan Affiliate) who provides software, information or the means of obtaining information on security prices, derivative prices, security characteristics data, market reference data derivative prices, foreign exchange, credit ratings, performance measurement or any other information obtained by J.P. Morgan in connection with the Services (including index return providers, security characteristics providers, and value-at-risk providers).

3.

The Customer acknowledges that there are security, cyberfraud, corruption, transaction error and access availability risks associated with using open networks such as the internet to access and use the Products, and the Customer hereby expressly assumes such risks. The Customer is solely responsible for obtaining, maintaining and operating all of its own systems, software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer and its Users to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4.

In cases where J.P. Morgan’s website or the Products are unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Users to instruct J.P. Morgan or obtain reports from J.P. Morgan. J.P. Morgan shall not be liable for any Liabilities arising out of the Customer’s use of, access to or inability to use the Products in the absence of J.P. Morgan’s negligence, fraud or willful misconduct.

5.

Use of the Products may be monitored, tracked, and recorded in a manner as permitted by Applicable Law. In using the Products, the Customer hereby expressly consents to, and will ensure that its Users are advised of and have consented to, such monitoring, tracking and recording, and J.P. Morgan’s right to disclose data derived from such activity in accordance with the Agreement, including this Annex. J.P. Morgan shall own all right, title and interest in the data reflecting the Customer usage of the Products or J.P. Morgan’s website (including general usage data and aggregated transaction data), provided that J.P. Morgan’s use of such data shall remain, subject to its obligations of confidentiality set forth in this Agreement. For clarity, the foregoing shall not be deemed to give J.P. Morgan ownership of, or any rights in or to, the Customer’s confidential information (whether or not in aggregated form), the use or disclosure of which shall at all times be subject to Section 5.7 of this Agreement unless otherwise agreed by the parties. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. The Customer hereby expressly consents, and will ensure that its Users are advised of and have consented to, J.P. Morgan’s collection, storage, use and transfer (including to or through jurisdictions that do not provide the same statutory protection as the originating jurisdictions(s)) of their personal data. Any personal data collected through, or in connection with, the Customer’s use of the Products shall be subject to J.P. Morgan’s Privacy Policy (available at: https://www.jpmorgan.com/global/privacy) and Cookies Policy (available at: https://www.jpmorgan.com/global/cookies), each as updated from time to time and incorporated herein by reference.

6.

The Customer shall not knowingly upload, post or transmit to or distribute or otherwise publish through the Products or J.P. Morgan’s web site any materials which (i) restrict or inhibit any other user from using the Products or the website, (ii) are defamatory, offensive, explicit, or indecent, (iii) infringe the rights of third parties including intellectual property rights, (iv) contain a virus, Trojan horse, worm, time bomb, cancelbot or other harmful component, or (v) constitute or contain false or misleading information.

7.

The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its Users upon written request. The Customer shall not access, and shall not permit its Users to access, the service from any jurisdiction which J.P. Morgan informs the Customer or which the Customer has actual knowledge, that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the Users, the Customer shall obtain from User all necessary consents to enable J.P. Morgan to process data concerning that User for the purposes of providing the Products.

8.

The Customer will be subject to and shall comply with Applicable Law with regard to its use of the Products, including Applicable Law concerning restricting collection, use, disclosure, processing and free movement of the Data.

9.	The Customer shall be responsible for the compliance of its Users with the terms of this Annex.

APPENDIX A

NET ASSET VALUE ERROR CORRECTION POLICY & PROCEDURES

1.	Definitions

As used in this Appendix A, the following terms shall have the meaning hereinafter stated:

“Fund” means an investment fund for which J.P. Morgan provides NAV calculation services under the Agreement.

“Fund Benefit” means a situation where a Fund has either paid insufficient redemption proceeds as a result of an understatement of NAV or received excessive subscription proceeds as a result of an overstatement of NAV. When such a Fund Benefit occurs, the individual Unitholders effecting transactions suffer a corresponding loss (a “Unitholder Loss”).

“Fund Loss” refers to a situation where a Fund has either paid excessive redemption proceeds as a result of an overstatement of the NAV or received insufficient subscription proceeds as a result of an understatement of the NAV. When such a Fund Loss occurs, the individual Unitholders effecting transactions received a corresponding benefit.

“Intermediary” means a bank, broker-dealer, other fund or defined contribution plan record keeper through which Shareholders hold Shares.

“NAV” shall mean the net value of a Fund’s assets and liabilities.

“NAV Error” is defined as one or more errors in the computation of net asset value which, when considered cumulatively, result in a difference between the originally computed NAV and the corrected NAV of (i) at least USD $0.010 (one cent) per Unit with respect to any U.S. or Canadian Fund, or (ii) at least 50 basis points per Unit with respect to any Bahamian or Cayman Fund. This computation is based upon the actual difference and is not based upon any rounding of the NAV to the nearest cent per unit.

“NAV Error Period” comprises those days during which a NAV Error existed.

“Net Fund Loss (Benefit) Amount” means an amount equal to the difference between (i) the aggregate amount of Fund Losses less (ii) the aggregate amount of Fund Benefits arising out of a given NAV Error. This amount shall be a “Net Fund Loss Amount” when a positive number and a “Net Fund Benefit Amount” when a negative number.

“Per Unit NAV” shall mean the result obtained by dividing a Fund’s NAV by the number of existing Units of the Fund. In determining Unit value, fractions will be taken to two or four decimal places, as agreed upon with the Customer. Unit value shall be determined as of each valuation date before taking into account additions to and withdrawals from the Fund occurring as of such valuation date.

“Per Unit NAV Error” is the difference between the originally computed per Unit NAV, and the amount that would have been computed had the errors not occurred.

“Unitholder” means a holder of one or more Units.

“Units” means the units or shares issued by the Fund.

The term “responsible person” means one or more persons who, by virtue of negligence, fraud, or willful misconduct, caused or contributed to an NAV Error.

2.	General Principles

J.P. Morgan shall not be liable for any Net Fund Loss Amount in the absence of J.P. Morgan’s negligence, fraud, willful misconduct or bad faith. J.P. Morgan shall not be liable for (i) the accuracy or completeness of any information provided to J.P. Morgan by the Investment Adviser or any Information Provider, (ii) values stated by the trustee of any group trust, including common and collective funds (each, a “Group Trust”), which shall be reported at the value stated by the trustee of the Group Trust (other than when J.P. Morgan is the trustee), (iii) the net asset value or other unit or share value as announced by any limited partnership, limited liability company, investment company, or other fund or its operator, or (iv) any redemption fees, surrender charges or similar fees or charges imposed on any investment held by the Fund; or (v) NAV errors, as described in Section 3(a) below.

J.P. Morgan agrees that it shall be liable to the Customer or Fund for a claim by an Intermediary (as defined above) to the Customer or Fund for reprocessing costs directly resulting from a NAV Error for which JPM is responsible pursuant to the terms of this agreement, provided that the maximum aggregate liability for any single particular NAV Error of J.P. Morgan in respect of any and all claims of any kind arising out of, in connection with or relating to this paragraph with respect to such single particular NAV error, regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages, shall not exceed an aggregate amount of USD $100,000.

3.	Error Correction Procedures

The following procedures will be utilized by J.P. Morgan with respect to NAV Error corrections:

(a)	If the error in the computation of the net asset value does not constitute a NAV Error, no action shall be taken unless regulatory requirements specify otherwise.

(b)

If a NAV Error occurs with respect to a particular Fund and the Per Unit NAV Error is less than 1⁄2 of 1% (one half of one percent) of the originally computed Per Unit NAV, J.P. Morgan, on behalf of the Fund, will determine whether total Fund Losses exceeded total Fund Benefits for the NAV Error Period. If the Fund incurred a net loss, the Fund will be responsible for obtaining reimbursement for such loss from the responsible person or persons. If the Fund had a net benefit, no action need be taken; however, such net benefit should not be carried forward to any analyses performed in the future for other NAV Errors that may arise.

(c)

If a NAV Error occurs with respect to a particular Fund and the Per Unit NAV Error equals or exceeds 1⁄2 of 1% (one half of one percent) of the originally computed Per Unit NAV, 1) account adjustments should be made to compensate Unitholders for Unitholder Losses, and 2) the Fund will be responsible for obtaining reimbursement for such loss from the responsible person or persons for Fund Losses.

(i)

With respect to individual Unitholder Losses, the Fund will be responsible for causing the Fund (or responsible party) to pay to individual Unitholders any additional redemption proceeds owed and either refund excess subscription monies paid or credit the Unitholder account as of the date of the NAV Error, for additional Units. Nevertheless, no correction of a given individual Unitholder account shall be made unless the applicable Unitholder Loss for such Unitholder equals or exceeds a de minimis amount of USD $10 and CAD $25 for Canadian Funds.

(ii)

With respect to Fund Losses, the Fund will be responsible for causing either the responsible person or persons or at the Fund’s discretion, the individual Unitholders to reimburse the Fund for the amount of the Fund Losses. (Note that there is no netting of Fund Losses (as described in (b) above) where the error equals or exceeds 1⁄2 of 1% (one half of one percent) of NAV, to the extent benefits were paid out by the Fund to Unitholders as account adjustments).

(d)

In the case of a NAV Error that fluctuates above and below 1⁄2 of 1% (one half of one percent), individual Unitholder adjustments should be effected for those days where the NAV Error was equal to or exceeded 1⁄2 of 1% (one half of one percent). With respect to the remaining days, the Fund level process described above in Section 3(a) above may be applied.

(e)

If there is a subsequent discovery of an error which affects a NAV Error Period that had previously been corrected in the manner described above, the subsequently discovered NAV Error should be analyzed in isolation without taking into consideration the previously corrected NAV Errors.

(f)

In cases where a NAV Error (as described in (c) above) has occurred, the Fund, upon J.P. Morgan’s request, will instruct the Transfer Agent to reprocess transactions and to adjust each Unitholder’s Units upwards or downwards accordingly, at the expense of the responsible person or persons. If the Transfer Agent does not agree to reprocess transactions resulting from a NAV Error for which J.P. Morgan is a responsible person, J.P. Morgan’s liability will be limited to the amount it would have been liable for had the reprocessing occurred.

(g)

In cases where J.P. Morgan is not the responsible person with regard to an NAV Error, J.P. Morgan shall be entitled to reasonable compensation from the Fund for the work it performs with respect to the remediation of the NAV Error, other than to re-calculate the NAV.

(h)

In cases where J.P. Morgan is a responsible person with regard to an NAV Error, but not the sole responsible person, the Fund, to the extent customary under industry practice, shall seek recovery from each such responsible person, for its proportional share of the applicable Fund Loss or Unitholder Loss.